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                                                                    EXHIBIT 4.47

SUMMARY OF LEASE AGREEMENT, EFFECTIVE JUNE 10, 2004, BETWEEN BEIJING RUILIDIAN REAL ESTATE CO., LTD. AND SHANGHAI LINKTONE CONSULTING CO., LTD.

Contracting Parties

Lessor (Party A): Beijing Ruilidian Real Estate Co., Ltd.
Lessee (Party B): Shanghai Linktone Consulting Co., Ltd.

Date of Signing

Nil

Property Description

Location:

Unit 08, 20/F, The Exchange Beijing, No. 118 Jianguo Road Yi, Chaoyang District, Beijing City, the PRC

Area:

Gross floor area of 426.47 square meters

Term of Lease:

For a period of 2 years from June 10, 2004 to June 9, 2006

Party B shall have the right to terminate this Lease Agreement in advance on January 1, 2006.

Relet:

Party B shall notify Party A in writing of its intention to renew the Lease Agreement within 3 months prior to its expiration. If no agreement can be reached in respect of the renewal within 2 months prior to the end of the term, Party A, its agents or authorized representatives may bring prospective tenants to inspect the premises provided that 2-month prior notice is given to Party B.

Rent-free Period:

For a period of 2 months from June 10, 2004 to July 9, 2004 and from May 10, 2006 to June 9, 2006

During the rent-free period, Party B shall pay the management fee and other charges such as public utilities cost (including the costs for the supply of water and electricity and

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telephone cost) as required by the Lease Agreement. All expenses in connection with the renovation of the premises shall be solely borne by Party B.

Rent:

US$17.50 per square meter per month and US$7,463.23 per month in total to be calculated based on the above gross floor area, which shall be paid to Party A in advance prior to the first day of each month.

One-month rent shall be paid in advance upon execution of this Lease Agreement, which will be acceptedas the first rental payment following the end of the rent-free period.

The rent shall be paid in RMB and remitted to an account designated by Party A, or paid in another manner that is acceptable to Party A. If both parties unanimously agree that the rent shall be paid in a foreign currency, the monthly rental payment shall be calculated at an average exchange rate between Renminbi and such foreign currency as published by the People's Bank of China within 10 working days prior to the date when payment is made.

Party B shall pay to Party A a late penalty, which is equivalent to 0.05% of the total rent in arrears, for each day overdue until the rent payable (including the late penalty) is fully paid. In addition, Party B shall be liable for all expenses and costs in connection with the recovery of rental payments by Party A from Party B through litigation or other means.

Management Fee and Other Charges:

US$3.5 per square meter per month and US$1,492.65 per month in total to be calculated based on the above gross floor area, which shall be paid to the property management authority prior to the first day of each month.

One-month management fee shall be paid in advance upon execution of this Lease Agreement, which will be accepted as the first management fee following the commencement of the rent-free period.

The management fee shall be paid in RMB or in other currency to be notified by the property management authority at a later date.

During the term of the lease and the rent-free period, the management fee will be subject to change by the property management authority.

Party B shall pay other charges during the term of the lease, including the rent-free period, if it leases telephone lines and telecommunication services provided by Party A, purchases telephone lines or uses public utility services.

Party B shall pay to the property management authority a late penalty, which is equivalent to 0.05% of the total amount in arrears, for each day overdue until the

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management fee and other charges payable (including the late penalty) are fully paid. The property management authority shall have the right to terminate relevant property management services if payment becomes overdue for more than 30 days. In addition, Party B shall be liable for all expenses and costs in connection with the recovery of the management fee or other amounts payable by Party B to the management authority through litigation or other means.

Security Deposit:

3 months' rents plus management fees, totalling US$26,867.61, which will be refunded to Party B within 30 days after the end of the lease, provided that no violation of this Lease Agreement has occurred and all rents, management fees and other costs payable are fully paid.

If Party B, during the term of the lease and/or the rent-free period, owes Party A and/or the property management authority any rent, management fee, other costs, taxes or late penalties, or causes any loss to Party A and/or the property management authority due to its violation of this Lease Agreement, the property management rules or renovation code, or because of Party B's fault, Party A shall be entitled to terminate this Lease Agreement, and without giving prior notice to Party B, deduct an amount equivalent to the outstanding sum owed to or loss suffered by Party A and/or the management authority from the security deposit.

Use:

For office use only. Without the written consent of Party A, Party B shall not change the use of the premises.

The premises or part of it shall not be used as a broadcasting studio, for any rituals or ceremonies, or for any non-ethical purposes, nor shall it be used in a way which would cause a nuisance and disturbance to Party A or other landlords or tenants.

Party B shall not put up or display any advertisements, signboards, decoration, posters or other articles which can be seen from the outside of the office building. Without the written consent of Party A, Party B shall not use the name or logo of the office building on its business or in other respects, except for using the name of the office building as its business address. Party A shall have the right to change the name of the office building or any of its logos from time to time without obtaining the consent of Party B.

Renovation or Redevelopment

No renovation shall be carried out without the prior written approval of Party A and prior to the approval of renovation drawings. Prior to the renovation, Party B and its construction unit shall sign a renovation agreement with Party A and make the following payments: (i) security deposit for construction management;
(ii) costs such as renovation management fee, supervision fee, contracting fee, filing fee and drawing approval fee,

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which are non-refundable, and the cost for the supply of water and electricity on a temporary basis.

All construction with respect to the supply of water, electricity and gas, drainage systems, telecommunications, air-conditioning and fire prevention shall be carried out by the construction units designated or recognized by Party A, but at the expense of Party B.

Party B shall not make any changes to design drawings and its detailed descriptions that already have been approved. If any re-development work is to be made to the premises, Party B shall notify Party A in advance and make an application to the Beijing Fire Bureau for approval at least 15 days prior to commencing the re-development work.

Indemnification

If any part of the premises subject to this Lease Agreement is requisitioned by the government, both parties are obligated to notify the other party in writing of the revocation or termination of this Lease Agreement within one month of the requisition. If any compensation is given to Party A, including compensation for the termination of this Lease Agreement and possession of personal property of Party B located on the premises, Party A shall pass such portion of the compensation to Party B.

Obligations and Warranties of the Parties

Party A and the property management authority:

Party A shall provide air-conditioning service to Party B in the premises during normal office hours, but reserves the right to change the time of the air-conditioning service after giving prior notice to Party B.

The management authority shall carry out regular inspections and repair work of the common areas and facilities of the office building. In addition, it shall also be responsible for the security, fire prevention and environmental hygiene of the common areas and public utilities, as well as the ancillary facilities of the office building.

Party B:

Party B shall pay and settle all taxes, evaluation fees, charges, surcharges, maintenance costs and other expenses charged by relevant government departments or otherwise required to be paid by Party B. In the event that Party B fails to make the payment as required, Party A shall have the right to treat such payment obligations as outstanding rent and deem such non-payment as a breach of this Lease Agreement.

Party B shall observe (i) the property management rules, renovation code, and other rules formulated from time to time by Party A or the property management authority with regard to the management, use, security and insurance of the office building and common areas, (ii) the property management rules and other regulations formulated from time to

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time by the management committee of "China Merchant Centre" and/or management authority with regard to the management, use, insurance and safety of the Centre, and (iii) any existing or future laws, regulations and rules and their amendments, failing which, Party B will make compensation for the losses suffered by any parties concerned.

Party B shall not in any manner transfer and sub-lease the premises, any part thereof or otherwise assign its ownership.

Party B shall not deposit any inflammable, explosive and dangerous articles or heavy equipment on the premises. Party B agrees to take out property insurance its personal property on the premises.

Party B shall indemnify Party A against all losses, claims, demands, litigation, legal proceedings, expenses and costs arising from or in connection with any improper acts, breach, or omission of Party B or its invitees on the premises.

Disclaimer

Subject to the willful conduct or gross negligence of Party A, it shall not be liable to Party B or its invitees on the premises for the following:

a) any physical injury to Party B or any other persons and any damage to property caused by the defects, breakdown or service suspension of elevators, power and water supply or any other equipment provided by the office building;

b) any physical injury to Party B or any other persons and any damages to property caused by the leakage of gas, smoke and water in any location of the office building;

c)    the safety or protection of any articles on the premises;

d) the negligence, act or omission of its contractors, employees, staff and agents in discharging their duties with regard to inspection, maintenance, security, fire prevention and hygiene hereunder; and

e)    any obligations performed by the property management authority.

Termination of this Lease Agreement

Party A shall have the right to terminate this Lease Agreement, recover the premises, confiscate the security deposit and hold Party B liable for any losses suffered by it if any of the following occurs:

a) any person takes any steps or passes any resolutions or puts forward an application to dissolve or liquidate Party B;

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b)    Party B's assets on the premises have been confiscated or retained by creditors or disposed of by a judgement;

c)    Party B is unable to pays its debts as they become due; or

d)    Party B ceases to operate or has become insolvent.

Unless otherwise agreed in writing by both parties, Party B shall not terminate this Lease Agreement prior to its expiration, with the exception that the premises or any part of it is damaged to the extent that it cannot be used or repaired due to force majeure.

Dispute Resolution

Any disputes between the parties arising from the execution, performance, violation, termination or invalidity of this Lease Agreement shall be resolved through friendly consultation. In the event that such dispute cannot be resolved, it shall be referred to the CIETAC for arbitration in Beijing.